Exhibit 5

MILLER NASH LLP
ATTORNEYS AT LAW
4400 TWO UNION SQUARE
601 UNION STREET
SEATTLE, WASHINGTON 98101-2352
TELEPHONE (206) 622-8484
FACSIMILE (206) 622-7485

November 18, 2005

Pacific Financial Corporation
1100 S. Boone Street
Aberdeen, Washington 98520

Subject:	Pacific Financial Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

        Reference is made to the registration statement on Form S-3 (“Registration Statement”) to be filed by Pacific Financial Corporation, a Washington corporation (the “Company”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,000,000 shares of the Company’s common stock, $1.00 par value (“Common Stock”), to be issued from time to time pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

        Based on the foregoing, it is our opinion that the shares, when issued in the manner described in the Plan and in accordance with applicable state securities laws, will be legally issued, fully paid, and nonassessable.

        We consent to the use of this opinion in the Registration Statement and in any amendments thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ MILLER NASH LLP